Exhibit 10.2

SCHEDULE 4

TERRITORY

The Licensee shall have a license grant in all territories outside of the USA under the Agreement.

In the USA Healthimation and Nemaura shall work jointly to deliver a revised version of the WhyWait program in conjunction with Nemaura’s proBEAT product and service offering.

License extended on October 23, 2020 to include the territory rights for North America/United States. The license agreement now includes World-Wide rights.

Initial: jpt 10/28/20 by John P. Troup

/s/ John P. Troup

Initial: dfc Date: 29th October 2020 by D F Chowdhury

/s/ D.F. Chowdhury